Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries

(972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

FOR IMMEDIATE RELEASE

DRG&E (713) 529-6600

TGC INDUSTRIES ANNOUNCES PARTIAL EXERCISE

OF OVER-ALLOTMENT OPTION

PLANO, TEXAS – November 9, 2005 – TGC Industries, Inc. (AMEX: TGE) today announced that the underwriters for the Company’s recently completed public offering have exercised a portion of the over-allotment option granted to the underwriters by the Company and have purchased an additional 285,700 shares of common stock at the public offering price of $7.50 per share.  The sale of these additional shares will increase the net proceeds received by the Company from the offering by approximately $2.0 million.

The common stock offering, including the exercise of a portion of the over-allotment option, resulted in the sale by the Company of an aggregate of 5,785,700 shares of common stock and total net proceeds to the Company of approximately $40.1 million.

Oppenheimer & Co. Inc. acted as lead underwriter and book-running manager for this offering, and Sanders Morris Harris Inc. acted as co-manager.

TGC Industries, Inc., based in Plano, Texas, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that those expectations and projections will prove to be correct.

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